Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of June 23, 2011 (the “Effective Date”), by and between NOVUS INTERNATIONAL, INC., a Delaware corporation (“Novus”), with its principal place of business at 20 Research Park Drive, St. Charles, Missouri 63304, and VERENIUM CORPORATION, a Delaware corporation (“Verenium”), with its principal place of business at 4955 Directors Place, San Diego, California 92121. Verenium and Novus are referred to herein collectively as the “Parties,” and each is referred to herein as a “Party.”

WHEREAS, Novus engages in the research, development manufacture, and sale of animal health and nutrition products for poultry, pork, beef, dairy, aquaculture, and companion animal industries on a worldwide basis;

WHEREAS, Verenium is an industrial biotechnology company with proprietary technology that it uses to develop and commercialize high performance enzymes for use in a broad array of industrial processes; and

WHEREAS, Novus and Verenium wish to enter into a collaborative relationship to develop, manufacture and commercialize certain enzyme products on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Standards” shall mean generally accepted accounting principles in the United States (U.S. GAAP), or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS.

1.2 “Affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with any other entity. For the purpose of this definition and the definition of Subsidiary below, “control” means ownership, directly or through one or more Affiliates, of greater than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the shares of stock or other equity interests entitled to vote for the election of directors, status as a general partner in any partnership, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.3 “Animal Feed Enzyme” means […***…] Enzymes consisting of […***…] selected from among the Candidate Enzymes under Section 2.1.

1.4 “Annual Commercialization Budget” shall have the meaning set forth in Section 2.4(b).

1.5 “Annual Development Budget” shall have the meaning set forth in Section 2.2(a).

1.6 “Audited Party” shall have the meaning set forth in Section 4.7(a).

1.7 “[…***…]” shall have the meaning set forth in Section 5.2(b).

1.8 “Candidate Enzymes” means Enzymes proposed for potential selection through the Candidate Selection Process, which shall include at least […***…].

1.9 “Candidate Selection Process” means the process for selection of Animal Feed Enzymes under Section 2.1.

1.10 “Change of Control” with respect to a Party means (a) a merger, tender offer, share exchange, reorganization, consolidation or other transaction between such Party and a Third Party, in which the direct or indirect beneficial owners of the voting securities of such Party immediately prior to such transaction would hold 50% or less of the voting securities or other voting interests of the surviving or resulting entity immediately after such transaction (in either case, whether directly or indirectly through any parent entity), or (b) any sale or other disposition of all or substantially all of the assets of such Party to a Third Party, other than such a sale or other disposition of all or substantially all of such assets of such Party to an entity of which more than 50% of the voting securities or other voting interests of such entity are beneficially owned after such sale or disposition by shareholders of such Party (in either case, whether directly or indirectly through any parent entity).

1.11 “Claim” shall have the meaning set forth in Section 10.3.

1.12 “COGS” means, with respect to Animal Feed Enzymes and Products, the aggregate of internal and external costs of a Party or its Affiliate to manufacture, formulate and supply such Animal Feed Enzymes and Products, calculated as follows: (a) to the extent that a Party or its Affiliate performs all or any part of the manufacturing, formulating, supplying or distributing of such Animal Feed Enzymes or Products, the direct material costs (only for Animal Feed Enzymes but not for any enzyme or product in a Product that is not an Animal Feed Enzyme), direct labor costs, storage, packaging and shipping for, plus manufacturing overhead (which may include facilities’ start-up costs, the costs of audits, insurance, and manufacturing administrative and facilities costs, including allocable depreciation and repairs and maintenance of existing capital assets and new capital assets that were approved by the Management Team), reasonably allocable to, such manufacturing, formulating or supplying of such Animal Feed Enzymes or Products (which may include unsuccessful or low yielding production runs, production runs for inventory build-up, and excess or idle capacity), all determined in

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accordance with the Accounting Standards; and (b) to the extent that manufacturing, formulating or supplying of such Animal Feed Enzymes or Products is performed by a Third Party, the out-of-pocket expenses paid by a Party or its Affiliate for such manufacturing (only for Animal Feed Enzymes but not for any enzyme or product in a Product that is not an Animal Feed Enzyme), formulating or supplying activities (including, to the extent included in the fees charged by such Third Party, direct raw materials and rent for fermentors (only for Animal Feed Enzymes but not for any enzyme or product in a Product that is not an Animal Feed Enzyme), repairs and maintenance of capital assets, costs for unsuccessful or low yielding production runs, production runs for inventory build-up, and excess capacity due to inaccurate forecasting by customers), and the reasonably allocated direct labor costs incurred by a Party or its Affiliate in managing and overseeing the Third Party relationship, determined in accordance with the Accounting Standards. COGS shall also include royalties, license or other fees paid by a Party or its Affiliate to Third Parties to license Patent Rights or other intellectual property rights specifically for the manufacture and supply of such Animal Feed Enzymes (to the extent not already included in the out-of-pocket expenses under clause (b) above); provided, that any such amounts that are included in COGS will not be included in any other category of Development Costs or Shared Expenses so as not to double count such amounts. For clarification, COGS excludes any capital investment to build or construct a manufacturing facility.

1.13 “Commercialization Plan” shall have the meaning set forth in Section 2.4(b).

1.14 “Confidential Information” means any information and materials furnished or made available by one Party to the other Party pursuant to or as contemplated by this Agreement or the NDA, whether orally or in written, electronic or other form. Confidential Information shall include the terms of this Agreement, and any scientific or technical information, Know-How, Inventions, technical data or specifications, testing methods, business or financial information, research and development activities and results, product and marketing plans, and customer and supplier information of the disclosing Party, including any such information that become known to the other Party during visits to the facilities of the disclosing Party. For clarification, all Novus Technology shall be the Confidential Information of Novus, and all Verenium Technology shall be the Confidential Information of Verenium.

1.15 “Credit Amount” shall have the meaning set forth in Section 4.3(c).

1.16 “Development Costs” means, with respect to Animal Feed Enzymes and Products, the following costs incurred after the Effective Date directly in connection with development (including expression, formulation, quality, animal trials, regulatory and bioprocess development, as well as additional evolution of existing Enzymes), and filing for and obtaining regulatory approval of such Animal Feed Enzymes and Products in accordance with this Agreement and the Development Plan: (a) all out-of-pocket expenses paid by either Party or its Affiliates to Third Parties (including any filing or registration fees paid to a Regulatory Authority or other governmental authority and costs of legal analysis including but not limited to landscape analyses and freedom to operate opinions as agreed by the Management Team), which shall be without markup, (b) COGS for development, scale-up activities and production runs of Animal Feed Enzymes and Products, which shall be without markup, (c) COGS for supply of Animal Feed Enzymes and Products for product registrations and regulatory activities, which shall be without markup, and (d) all direct and reasonable internal costs incurred by either Party or its Affiliates (determined using the applicable FTE rate as set forth in the Development Plan), all as determined from the books and records of the Parties in accordance with the Accounting Standards. For clarification, Development Costs may include costs set forth in this Section 1.15 incurred with respect to a Product after first commercial sale of such Product, such as costs for strain improvement and fermentation optimization.

1.17 “Development Exclusivity Field” shall have the meaning set forth in Section 2.2(g).

1.18 “Development Exclusivity Period” shall have the meaning set forth in Section 2.2(g).

1.19 “Development Plan” shall have the meaning set forth in Section 2.2(a).

1.20 “Disclosing Party” means that Party that discloses or makes available Confidential Information to the other Party.

1.21 “Enzyme” means any of the following types of enzymes discovered or developed by Verenium, which enzymes are expressed or produced through a microbial fermentation process, and nucleic acids encoding such enzymes: […***…].

1.22 “Enzyme Information” shall have the meaning set forth in Section 2.1.

1.23 “Excluded Enzyme” means any of […***…].

1.24 “Field” means (a) any health and nutrition application associated with monogastric animals, ruminants, aquaculture, equine and/or companion animals, (b) […***…], and (c) animal health and nutrition applications related to the enzyme treatment of […***…].

1.25 “FTE” shall mean the equivalent of one full year of work on a full time basis by a scientist, employee or independent contractor of the applicable Party possessing skills and experience necessary to carry out the activities by a Party contemplated by this Agreement, determined in accordance with the such Party’s normal policies and procedures.

1.26 “Indemnitee” shall have the meaning set forth in Section 8.3.

1.27 “Indemnitor” shall have the meaning set forth in Section 8.3.

1.28 “Inventions” shall have the meaning set forth in Section 5.2(a).

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1.29 “Joint Brand” means any new brand adopted by the Management Team pursuant to Section 2.4(d) and specific to an Animal Feed Enzyme or Product, which does not include any existing or future name or brand adopted or used by Novus or Verenium with products or services other than an Animal Fees Enzyme or Product.

1.30 “Joint Brand License” shall have the meaning set forth in Section 3.1.

1.31 “Know-How” means any and all know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, media, lines, reagents, compounds, protocols and marketing and other information, including improvements thereon, whether or not patentable.

1.32 “License” shall have the meaning set forth in Section 3.1.

1.33 “Losses” shall have the meaning set forth in Section 8.1.

1.34 “Major Market” means any of […***…].

1.35 “Management Team” means the group responsible for advice and oversight with regard to activities of the Parties pursuant to this Agreement as established pursuant to Section 2.5.

1.36 “Material Activity” shall have the meaning set forth in Section 5.4(b)(i).

1.37 “Materials” shall have the meaning set forth in Section 2.2(d).

1.38 “NDA” means the Non-Disclosure Agreement between the Parties, dated February 17, 2011.

1.39 “Net Sales” shall mean the gross invoice price of Product sold by Novus or any of its Affiliates, less the following deductions from such gross amounts which are actually incurred and included in gross amounts invoiced:

(a) price reductions, credits and allowances actually granted in the sale of such Product provided no financial or other in-kind contributions (or promise thereof) are received by Novus or any of its Affiliates as compensation for such adjustments; and

(b) sales, value added, or similar taxes measured by the invoiced amount, when included in the invoice.

Net Sales shall not include sales between Novus and its Affiliates; provided, however, that if Novus and/or any such Affiliate is the end-user of the Product, then Net Sales shall include sales of the Product to Novus or such Affiliate, and the sales price hereunder shall be deemed to be the greater of the price actually charged to Novus or such Affiliate, or the sales price that would be charged to a Third Party for a similar application, resale or use in an arms’ length transaction.

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1.40 “ […***…]” shall have the meaning set forth in Section 5.2(d).

1.41 “Novus Know-How” means all Know-How that is solely or jointly owned by or licensed to Novus, with the right to license or sublicense, as of the Effective Date or during the Term and that is necessary for the use, offer for sale, sale, import or export of any Animal Feed Enzyme or Product in the Field. Novus Know-How excludes Novus Patent Rights and Novus Manufacturing IP.

1.42 “Novus Manufacturing IP” means all Know-How and Patent Rights that are solely or jointly owned by or licensed to Novus, with the right to license or sublicense, as of the Effective Date or during the Term and that are necessary for the manufacture of any Animal Feed Enzyme or Product in the Field.

1.43 “[…***…]” shall have the meaning set forth in Section 5.2(e).

1.44 “Novus Patent Rights” shall mean all Patent Rights that are solely or jointly owned by or licensed to Novus, with the right to license or sublicense, as of the Effective Date or during the Term and that are necessary for the use, offer for sale, sale, import or export of any Animal Feed Enzyme or Product in the Field. Novus Patent Rights excludes Novus Manufacturing IP.

1.45 “Novus Technology” shall mean the Novus Know-How and the Novus Patent Rights.

1.46 “Patent Rights” means all patent applications and issued and subsisting patents, including all provisionals, converted provisionals, requests for continued examination, substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.47 “Product” means any product or composition containing, incorporating or comprised of any form of an Animal Feed Enzyme, including, without limitation, any product that is a […***…].

1.48 “Profit/Loss” means, with respect to a Product, the amount equal to (a) Net Sales of such Product less (b) the Shared Expenses for such Product. In the event that a Product contains both one or more Animal Feed Enzymes and one or more active ingredients other than the Animal Feed Enzyme(s) which other active ingredient(s) add a significant contribution to Net Sales of such Product apart from the Animal Feed Enzyme(s), the Parties shall in good faith negotiate the calculation of Profit/Loss (including both the Net Sales and Shared Expenses) with respect to such Product by determining the relative value to the end user of the contribution of the Animal Feed Enzyme(s) in the Product, compared to the relative value to the end user of the contribution of the other active ingredient(s) in such product.

1.49 “Profit/Loss Statement” shall have the meaning set forth in Section 4.3(b).

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1.50 “Progress Report” shall have the meaning set forth in Section 2.2(c).

1.51 “Receiving Party” means the Party that receives or observes Confidential Information of the other Party.

1.52 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product.

1.53 “Representatives” shall have the meaning set forth in Section 11.1.

1.54 “Requesting Party” shall have the meaning set forth in Section 4.7(a).

1.55 “Sales Targets” shall have the meaning set forth in Section 2.4(c).

1.56 “Shared Expenses” means, with respect to a Product, the sum of (a) the Parties’ sales, marketing and administrative costs (which may include, without limitation, costs of providing technical support and customer assays, advertising, promotion (such as promotional material and goods, print production/reprints, advertising agency fees, advertising space, direct mail, trade show expenses and free samples), sales commissions and salaries), regulatory expenses (to the extent not included in Development Costs) and costs of legal analysis (but excluding litigation expenses), in each case to the extent allocable to such Product as approved by the Management Team; (b) COGS for such Product, including the Animal Feed Enzymes used in such Product; (c) the cost of delivery of Animal Feed Enzymes used in such Product from the supplier to Novus to the extent such cost is not otherwise included in COGS, and (d) the cost of distribution of such Product, including inventory, handling, packaging and shipping costs to the extent such cost is not paid for or reimbursed by the customer, all as determined from the books and records of the Parties in accordance with the Accounting Standards.

1.57 “Standstill Period” shall have the meaning set forth in Section 11.1.

1.58 “Subsidiary” means any entity that is controlled, directly or indirectly, by a Party to this Agreement.

1.59 “Term” shall have the meaning set forth in Section 9.1.

1.60 “[…***…]” shall have the meaning set forth in Section 9.5(b).

1.61 “Territory” shall mean worldwide.

1.62 “Third Party” means any person or entity other than Novus and its Affiliates or Verenium and its Affiliates.

1.63 “Third Party Claims” shall have the meaning set forth in Section 8.1.

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1.64 “Verenium Core Technology” means any and all technologies solely or jointly owned by or licensed to Verenium […***…].

1.65 “[…***…]” shall have the meaning set forth in Section 5.2(b).

1.66 “Verenium Know-How” means all Know-How that is solely or jointly owned by or licensed to Verenium, with the right to license or sublicense, as of the Effective Date or during the Term and that is necessary for the use, offer for sale, sale, import or export of any Animal Feed Enzyme or Product in the Field. Verenium Know-How excludes Verenium Patent Rights, Verenium Manufacturing IP and Verenium Core Technology.

1.67 “Verenium Manufacturing IP” means all Know-How and Patent Rights that are solely or jointly owned by or licensed to Verenium, with the right to license or sublicense, as of the Effective Date or during the Term and that are necessary for the manufacture of any Animal Feed Enzyme or Product in the Field. Verenium Manufacturing IP excludes Verenium Core Technology.

1.68 “[…***…]” shall have the meaning set forth in Section 5.2(c).

1.69 “Verenium Patent Rights” means all Patent Rights that are solely or jointly owned by or licensed to Verenium, with the right to license or sublicense, as of the Effective Date or during the Term and that are necessary for the use, offer for sale, sale, import or export of any Animal Feed Enzyme or Product in the Field, including the Patent Rights listed in a separate letter agreement. Verenium Patent Rights exclude Verenium Manufacturing IP and Verenium Core Technology.

1.70 “Verenium Technology” shall mean the Verenium Know-How and the Verenium Patent Rights.

ARTICLE 2

COLLABORATION

2.1 Candidate Selection Process. The initial Development Plan agreed to by the Parties as of the Effective Date shall identify the Candidate Enzymes and available information about such Candidate Enzymes, and shall describe the information about such Candidate Enzymes to be generated in the course of activities performed pursuant to Section 2.2 to enable selection of Candidate Enzymes as Animal Feed Enzymes (the “Enzyme Information”). Verenium shall provide the Management Team with the Enzyme Information about each Candidate Enzyme that is reasonably necessary for the Candidate Selection Process. Novus, in consultation with the Management Team, shall diligently review and consider the Enzyme

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Information in order for designation of a Candidate Enzyme as an Animal Feed Enzyme to be made by mutual written agreement of the Parties within […***…] after the date the Enzyme Information is submitted to the Management Team, which may be extended up to an additional […***…] or as otherwise agreed to by the Management Team. If the Parties have discussed the designation of a Candidate Enzyme as an Animal Feed Enzyme pursuant to this Section 2.1 but have not designated an Animal Feed Enzyme by mutual written agreement, a Party may provide written notice to the other Party of the proposed designation of a Candidate Enzyme as an Animal Feed Enzyme, and if the other Party does not provide written notice to the proposing Party of such other Party’s agreement or disagreement with such designation within […***…] after receipt of such notice from the proposing Party, then the proposing Party shall have final decision-making authority with respect to selection of such Candidate Enzyme as an Animal Feed Enzyme. Upon written designation of a Candidate Enzyme as an Animal Feed Enzyme in accordance with this Section 2.1, the License with respect to such Animal Feed Enzyme shall automatically become effective. Any Candidate Enzyme that is not designated as an Animal Feed Enzyme in accordance with this Section 2.1 shall automatically cease to be a Candidate Enzyme and shall not be considered an Animal Feed Enzyme, and Novus shall have no further rights hereunder with respect to such Enzyme. In the event that, within the category of […***…], as applicable, no Candidate Enzyme is selected as an Animal Feed Enzyme taking into account legal or scientific analysis, the Parties shall discuss in good faith the possibility of identifying another Candidate Enzyme within such category for evaluation.

2.2 Development and Regulatory Activities.

(a) Development Plan. The Parties shall prepare and implement a plan for development and regulatory activities with respect to each Animal Feed Enzyme and related Products in the Field (each such plan, including the initial plan, as may be amended by written agreement of the Parties, the “Development Plan”) in accordance with this Section 2.2. Each Development Plan will include an annual budget with key performance parameters and estimated costs, which annual budget will be updated quarterly to reflect changes in required activity levels (as may be amended by written agreement of the Parties, the “Annual Development Budget”). In consultation with the Management Team, Verenium shall prepare and submit to Novus a draft Development Plan with respect to an Animal Feed Enzyme and related Product for review and discussion within […***…] of the selection of such Animal Feed Enzyme (or such longer period as agreed by the Parties in writing); provided that, if Verenium does not submit a draft Development Plan by the end of such period, Novus shall prepare and submit such Development Plan to Verenium. Each Development Plan with respect to an Animal Feed Enzyme and related Product shall describe in detail the development and regulatory activities to be performed by the Parties with respect to such Animal Feed Enzyme and related Product, including, without limitation (i) a technical summary and schedule for the work to be performed; and (ii) each Party’s level of effort in terms of FTEs and related FTE rates. Any updates to any Development Plan (including any change to any Annual Development Budget) proposed by either Party to the other Party shall be submitted for review and discussion. Each Development Plan (including any Annual Development Budget), and any amendment to any Development Plan (including any Annual Development Budget) shall require the written approval of both Novus and Verenium.

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(b) Conduct of Activities. The Parties will diligently conduct the development and regulatory activities as specified in each Development Plan. Each Party shall conduct such activities in a professional manner and shall use commercially reasonable efforts to meet the time schedules and objectives contemplated in each Development Plan.

(c) Progress Reports. The Parties shall document efforts in carrying out their development and regulatory activities under each Development Plan in the form of a quarterly report (“Progress Report”), or more frequent reports or discussions if needed to communicate significant results in a timely manner to the Management Team. Each Progress Report shall communicate, at a minimum, the status of the applicable development and regulatory activities, issues that need to be addressed by the Parties, and planned action items.

(d) Limited Use of Materials Provided by Each Party. Each Party agrees that it will use materials provided to it by the other Party (collectively, the “Materials”) only for the activities conducted by such Party pursuant to and in accordance with this Agreement and as specified in each Development Plan, and each Party agrees that it will not use such Materials for any other purpose or use whatsoever.

(e) Regulatory Filings. Verenium shall, in consultation with Novus, have primary responsibility for preparing all regulatory submissions worldwide for the registration of the Animal Feed Enzymes and Products in the Field, including, without limitation, as appropriate for the market, compiling any dossiers and all filings required by the Biodiversity Convention and other legislation related to the ownership or use of biological resources. The Management Team shall determine, on a jurisdiction-by-jurisdiction basis, whether Verenium or Novus (or its Subsidiary) shall be the party named on applications for registration of the Animal Feed Enzymes and/or Products in the Field, and such Party shall, in consultation with the other Party, file the application for registration of the Animal Feed Enzymes and/or Products in the Field in the applicable jurisdiction; provided that, to the extent the laws, rules or regulations of the applicable jurisdiction require that the name of the commercializing party be listed on the registration, then the application for registration in such jurisdiction will be filed in the name of Novus (or its Subsidiary). Verenium shall, in consultation with Novus, have primary responsibility for managing the process of obtaining registration of the Animal Feed Enzymes and Products in the Field, including communications and interactions with Regulatory Authorities and, to the extent Novus (or its Subsidiary) files for registration in a given jurisdiction, Novus (and its Subsidiary, as applicable) shall cooperate with Verenium to enable Verenium to manage such process in such jurisdiction. Both Parties will cooperate with the other to provide the information required to make and maintain filings for registration of the Animal Feed Enzymes and Products in the Field, as necessary, in a timely fashion. In addition, the Party that is responsible for filing for registration shall provide the other Party with a copy of all material correspondence received from any Regulatory Authority or provided to any Regulatory Authority with respect to Animal Feed Enzymes and Products in the Field, including minutes of all material communications with Regulatory Authorities, and shall provide the other Party with reasonable advance notice of all material meetings, conferences, and discussions scheduled with Regulatory Authorities with respect to Animal Feed Enzymes and Products in the Field promptly after it receives notice of the scheduling of such meeting, conference, or discussion, and such other Party shall be entitled to have reasonable representation present at all such meetings, conferences, or discussions and shall be able to participate in such meetings, conferences, or discussions as an observer (in each case to the extent permitted by the relevant Regulatory Authority).

(f) Permitted Affiliates and Third Parties. Either Party may have certain of the work allocated to the respective Parties in each Development Plan instead performed by an Affiliate or a Third Party in accordance with the terms set forth herein so long as (i) any inventions or discoveries made by such Affiliate or Third Party during the course of performing such work shall be owned by the appropriate Party as set forth hereunder and (ii) such work and any Confidential Information transferred during such work is subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations of the Parties hereunder. Each Party shall remain responsible for the work to be performed by it, even if such work is performed by an Affiliate or Third Party.

(g) Development Exclusivity. From the Effective Date until the earlier of […***…] (the “Development Exclusivity Period”), each Party, […***…] (the “Development Exclusivity Field”) without prior written consent of the other Party. […***…]. Nothing herein shall limit or restrict Verenium or its Affiliates or licensees from commercializing any Excluded Enzyme or product containing, incorporating or comprised of any form of any Excluded Enzyme. In the event that a Party or its Affiliates, after the termination of the Development Exclusivity Period, works with or for any Third Party, independently of the other Party, to develop any […***…] for use within the Development Exclusivity Field (the “Other Project”), such Party agrees to (i) provide written notice to the other Party of an Other Project, (ii) reaffirm in writing the confidentiality obligations of Section 6.1, (iii) be represented on Management Team under Section 2.5(b) by individuals that are not involved with the Other Project; and (iv) cooperate and take reasonable measures to ensure that the confidentiality obligations of the Parties hereunder (including, without limitation, confidentiality of information discussed by and disclosed to the Management Team) will be respected and observed by the Parties.

(h) Scope of Activities. The Parties acknowledge that the development and regulatory activities contemplated by this Section 2.1 are intended to be conducted only in the Development Exclusivity Field […***…].

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2.3 Manufacturing.

(a) Determination of Manufacturer. Novus and Verenium shall determine, by mutual written agreement, whether Verenium, Novus or a Third Party contract manufacturer reasonably acceptable to both Parties (or a combination thereof) will be responsible for manufacture of Animal Feed Enzymes and Products for commercial use in the Field. Determination of manufacturer pursuant to this Section 2.3 shall take into account capabilities, existing manufacturing relationships, and ability to manufacture the Animal Feed Enzyme and Product at a competitive price and in compliance with the relevant industry standards and other commercially reasonable requirements including, without limitation, requirements regarding quality assurance and control, total cost and capacity requirements. Within a timeframe mutually agreed to by the Parties, the Parties shall negotiate in good faith and agree to an acceptable supply cost per kilogram range for each Animal Feed Enzyme and choose a potential manufacturing site. The Parties shall also agree on certain manufacturing targets that come into effect once production of Animal Feed Enzymes and Products for commercial sale in the Field begins, which targets will be reflected in any supply agreement entered into with any manufacturer of Animal Feed Enzymes and Products for commercial use in the Field. The Parties acknowledge that Verenium has existing manufacturing assets and a toll manufacturing relationship allowing for manufacture […***…], which Novus agrees to evaluate as preferred initial manufacturing locations for Animal Feed Enzymes and Products. […***…]. If the Parties have discussed the selection of a manufacturer pursuant to this Section 2.3 but have not selected a manufacturer by mutual written agreement, a Party may provide written notice to the other Party of the proposed selection of a manufacturer and, if the other Party does not provide written notice to the proposing Party of such other Party’s agreement or disagreement with such designation within […***…] after receipt of such notice from the proposing Party, then the proposing Party shall have final decision-making authority with respect to selection of such manufacturer.

(b) Verenium Assistance. In the event that a manufacturer other than Verenium or its current Third Party contract manufacturer is selected as the manufacturer of any Animal Feed Enzyme or Product pursuant to Section 2.3(a), subject to the terms of the manufacture and supply agreement between Verenium and such manufacturer, Verenium shall grant, and hereby grants, to such manufacturer such license under the Verenium Manufacturing IP, on a royalty-free basis (unless a royalty is required under any Third Party agreement pursuant to which Verenium has licensed such Verenium Manufacturing IP), and shall provide such Verenium Manufacturing IP to such manufacturer, in each case as reasonably required for such manufacturer to manufacture such Animal Feed Enzyme or Product in the Field; provided that such manufacturer is subject to a confidentiality obligation to Verenium with respect to the

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Verenium Manufacturing IP no less restrictive in scope than the confidentiality obligations to Verenium hereunder and is required to assign ownership of any improvements to Verenium Manufacturing IP to Verenium; and provided further that Verenium shall not license or provide any Verenium Manufacturing IP that has been licensed from any Third Party to the extent Verenium is not permitted to do so under any agreement with such Third Party. Verenium agrees to provide reasonable assistance to such manufacturer to facilitate the understanding of the Verenium Manufacturing IP for purposes of manufacturing Animal Feed Enzymes and Products in the Field. Verenium shall be entitled to payment for such assistance at a reasonable FTE rate to be agreed upon by the Parties, which shall be included in Development Costs under this Agreement. Notwithstanding other provisions herein to the contrary, nothing in this Agreement shall obligate Verenium to provide to Novus or to any Third Party manufacturer information related to Verenium’s expression systems or fermentation development.

(c) Novus Assistance. In the event that a manufacturer of Animal Feed Enzymes other than Novus is selected as the manufacturer of any Animal Feed Enzyme or Product pursuant to Section 2.3(a), subject to the terms of the manufacture and supply agreement between Novus and such manufacturer, Novus shall grant, and hereby grants, to such manufacturer, such license under the Novus Manufacturing IP, on a royalty-free basis (unless a royalty is required under any Third Party agreement pursuant to which Verenium has licensed such Verenium Manufacturing IP), and shall provide such Novus Manufacturing IP to such manufacturer, in each case as reasonably required for such manufacturer to manufacture such Animal Feed Enzyme or Product in the Field; provided that such manufacturer is subject to a confidentiality obligation to Novus with respect to the Novus Manufacturing IP no less restrictive in scope than the confidentiality obligations to Novus hereunder and is required to assign ownership of any improvements to Novus Manufacturing IP to Novus; and provided further that Novus shall not license or provide any Novus Manufacturing IP that has been licensed from any Third Party to the extent Novus is not permitted to do so under any agreement with such Third Party. Novus agrees to provide reasonable assistance to such manufacturer to facilitate the understanding of the Novus Manufacturing IP for purposes of manufacturing Animal Feed Enzymes and Products in the Field. Novus shall be entitled to payment for such assistance at a reasonable FTE rate to be agreed upon by the Parties, which shall be included in Development Costs under this Agreement.

2.4 Commercialization.

(a) Commercialization Activities. Subject to the terms and conditions of this Agreement, Novus shall be responsible for commercialization of Products in the Field. Novus shall conduct all such commercialization activities in compliance, in all material respects, with all requirements of applicable laws. Novus shall regularly consult with and provide updates to Verenium regarding the commercialization strategy and the commercialization of Products in the Field. Novus shall consider in good faith Verenium’s input regarding such commercialization strategy and commercialization activities; provided, however, that Novus shall have final decision-making authority with respect to commercialization of Products in the Field, including the right to set the terms of sales and book all sales of Products in the Field in the Territory.

(b) Commercialization Plan. Novus shall be responsible for the creation and implementation of a plan and budget for the commercialization of each Product in the Field (as may be amended by written agreement of the Parties, the “Commercialization Plan”). Each Commercialization Plan will include an annual budget with key performance parameters and estimated costs and sales targets, which annual budget will be updated quarterly to reflect changes in required activity levels (as may be amended by written agreement of the Parties, the “Annual Commercialization Budget”). Novus shall prepare and submit to Verenium the initial draft Commercialization Plan no later than […***…] the earliest anticipated date of first commercialization of the first Product in the Field for review and discussion. Novus shall thereafter submit a Commercialization Plan for any other Product at least […***…] the earliest anticipated date of first commercialization of such Product in the Field. Any updates to Commercialization Plans (including any change to any Annual Commercialization Budget) shall be submitted by Novus to Verenium for review and discussion. Each Commercialization Plan (including any Annual Commercialization Budget) and any amendment thereto shall require the written approval of both Novus and Verenium.

(c) Diligence. During the Term, Novus shall use commercially reasonable efforts to market, promote and commercialize Products in the Field in accordance with the Commercialization Plan and the terms of this Agreement. Without limiting the foregoing, Novus shall meet targets for minimum annual sales of Products in the Field (the “Sales Targets”), such Sales Targets to be mutually agreed to by the Parties and set forth in the Commercialization Plan. If Novus believes in good faith that it will not be able to achieve the Sales Targets for a given year for reasons outside of Novus’ reasonable control, it will provide written notice to Verenium summarizing the reasons for such belief and the annual sales of Products in the Field expected for such year. The Parties will discuss such matter and make any amendment to or waiver of such Sales Targets for such year as agreed in writing by the Parties. The achievement or failure by Novus to reach the Sales Targets shall reasonably be taken into account in determining whether Novus has used commercially reasonable efforts to market, promote and commercialize Products in the Field in accordance with the Commercialization Plan and the terms of this Agreement. […***…].

(d) Branding. The Parties envision that the Animal Feed Enzymes will be commercialized under a new brand with Novus identified as the primary marketer and Verenium identified as a technology provider. Novus and Verenium would own their respective brands and co-own the Joint Brand. The Parties agree that neither Party shall acquire or otherwise have any rights to the names, brands or marks of the other Party with the exception of the rights to the Joint Brand set forth in this Agreement. Neither Party will do or cause to be done any act or thing contesting or, in any way, impairing the co-ownership by the Parties of the Joint Brand. The nature and quality of Products produced, promoted, marketed and sold by either Party and its Subsidiaries on which the Joint Brand appears shall conform to quality standards and Product specifications for packaging and quality control of Products reflected in applicable laws and regulatory approvals. In all packaging, labeling, advertising, promotional and other material referencing the Joint Brand, Novus and its Subsidiaries shall use the Joint Brand according to uses approved by the Management Team, without varying the spelling or presentation, and

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without modifying the design, including, without limitation, any colors or proportion of the Joint Brand. Novus will review and discuss with the Management Team any proposed Joint Brand and any proposed modification or change thereto, and the adoption of any such Joint Brand and modification or change thereto shall be made only with Management Team approval, unless required by applicable law. Novus shall provide from time to time copies of packaging, labeling, advertising, promotional and other material of Novus and its Subsidiaries referencing the Joint Brand to the Management Team to allow confirmation of compliance with the foregoing. Any accretion of goodwill derived by Novus and its Subsidiaries to the extent attributed to the Joint Brand shall accrue to both Novus and Verenium as co-owners of the Joint Brand.

2.5 Governance.

(a) Establishment of Management Team. Novus and Verenium hereby agree to establish the Management Team. The Management Team will act on behalf of the Parties and will be responsible for the planning and monitoring the activities of the Parties contemplated by this Agreement, including, without limitation, (i) review and oversight of selection of Candidate Enzymes as Animal Feed Enzymes pursuant to the Candidate Selection Process, (ii) review and oversight of development and regulatory activities pursuant to the Development Plans, and (iii) review and oversight of commercialization activities pursuant to the Commercialization Plans. The Management Team’s general directives, process for actions, and overall goals have been separately agreed to by the Parties as of the Effective Date and may be amended by written agreement of the Parties.

(b) Management Team Membership. The Management Team shall consist of four individuals with appropriate expertise as follows: (i) one dedicated individual from each Party to serve as project coordinator; and (ii) one individual from each Party to serve as that Party’s managing director of the activities contemplated by this Agreement, with each such Management Team member appointed by Novus or Verenium, as applicable, in its sole discretion. Substitutes or alternates for Management Team members, if any, may be appointed by the applicable Party at any time by written notice to the other Party. Novus and Verenium shall each bear all expenses of their respective Management Team members related to their participation on the Management Team and attendance at Management Team meetings.

(c) Meetings. The Management Team shall meet at least monthly, unless the Parties agree otherwise, with at least one meeting per year in person at a mutually agreed location, and other meetings to be in person, by telephone or by videoconference. Other employees of each Party, in addition to the members of the Management Team, may attend Management Team meetings as nonvoting observers at the invitation of either Party with the prior approval of the Management Team. The Management Team shall keep minutes of its meetings that record all decisions and all actions recommended or taken. Draft minutes shall be reviewed by Management Team members and issued in final form only with approval of the Management Team.

(d) Decisions and Dispute Resolution. All matters submitted for approval of the Management Team shall require unanimous approval, with the Novus members of the Management Team collectively having one vote, and the Verenium members of the Management Team collectively having one vote. In the event the Management Team is unable to reach agreement on any matter properly before it, the dispute resolution provisions of Article 10 shall apply.

(e) Withdrawal. At any time during the Term and for any reason, Verenium shall have the right to withdraw from participation in the Management Team upon written notice to Novus, which notice shall be effective immediately upon receipt. Following the issuance of such notice and subject to this Section 2.5(e), Verenium’s Management Team members will not participate in any meetings of, or have any right to vote on decisions within the authority of, the Management Team. If, at any time, following the issuance of such withdrawal notice, Verenium wishes to resume participation in the Management Team, Verenium shall notify Novus in writing and, thereafter, Verenium’s representatives on the Management Team shall be entitled to attend any subsequent meeting of the Management Team and to participate in the activities of, and decision-making by, the Management Team as provided in this Section 2.5 as if such notice had not been issued by Verenium; provided that Verenium may not exercise the right to resume participation in the Management Team more than once.

2.6 Confirmation Following Change of Control. In the event of a Change of Control of either Novus or Verenium, the Party that is the subject of such Change of Control (or its successor in interest as applicable) shall remain subject to all of the terms and conditions of this Agreement applicable to such Party. Without limiting the foregoing, the Parties shall cooperate and take reasonable measures to ensure that the confidentiality obligations of the Parties hereunder (including, without limitation, confidentiality of information discussed by and disclosed to the Management Team) will be respected and observed by the Parties (and the successor in interest of the Party that is the subject of such Change of Control as applicable).

ARTICLE 3

LICENSES

3.1 License Grant. Subject to the terms and conditions of this Agreement, on the Effective Date Verenium hereby grants to Novus (a) an exclusive (subject to Section 3.2), worldwide, royalty-bearing license, with no right to sublicense except to Novus’s Subsidiaries, under the Verenium Technology, to use, offer for sale, sell, import and export the Animal Feed Enzymes in the Field to the extent necessary to make, have made, use, offer for sale, sell, import and export any Product that contains, incorporates or comprises any form of such Animal Feed Enzyme in the Field, (b) a non-exclusive, worldwide, royalty-free (unless a royalty is required under any Third Party agreement pursuant to which Verenium has licensed such Verenium Manufacturing IP) license, with no right to sublicense except to Novus’s Subsidiaries, under the Verenium Manufacturing IP, to make and have made the Animal Feed Enzymes in the Field to the extent necessary to make, have made, use, offer for sale, sell, import and export any Product that contains, incorporates or comprises any form of such Animal Feed Enzyme in the Field; provided that Verenium shall not license any Verenium Manufacturing IP that has been licensed from any Third Party to the extent Verenium is not permitted to do so under any agreement with such Third Party (the licenses granted in subsections (a) and (b), collectively, the “License”), and (c) an exclusive license to use the Joint Brand in connection with the production, promotion, marketing and sale of any Product that contains, incorporates or comprises any form of such Animal Feed Enzyme in the Field (the license granted in subsection (c), the “Joint Brand

License”). Except as provided in the preceding sentence, Verenium shall retain all of its rights under the Verenium Technology, the Verenium Manufacturing IP and the Joint Brand. Novus agrees that Novus and its Subsidiaries (i) shall not practice any Verenium Technology except as expressly granted under the License in accordance with the terms of this Agreement, (ii) shall not practice any Verenium Manufacturing IP unless and until Novus or its Subsidiary, or a Third Party contract manufacturer to the extent Novus contracts with such Third Party contract manufacturer rather than Verenium, is selected as a manufacturer of an Animal Feed Enzyme pursuant to Section 2.3(a) and has entered into a manufacture and supply agreement contemplating the terms described in Section 2.3 and except as expressly granted under the License in accordance with the terms of this Agreement, and (iii) shall not practice the Joint Brand except as expressly granted under the Joint Brand License in accordance with the terms of this Agreement. […***…]. Novus may have certain of the commercialization activities with respect to Products performed by its Subsidiaries in accordance with the terms set forth herein; provided that Novus shall remain responsible for the operations of its Subsidiaries relating to the Animal Feed Enzymes and Products as if such operations were carried out by Novus and any sublicense granted to such Subsidiaries shall be consistent with the terms set forth in this Agreement. In the event that the Parties determine that Novus or a Third Party (other than Verenium’s current Third Party contract manufacturer) will be responsible for manufacture pursuant to Section 2.3, the Parties will enter into a manufacture and supply agreement contemplating the terms described in Section 2.3, including a license to Novus or such Third Party under Verenium Manufacturing IP to manufacture Animal Feed Enzymes for use in Products in the Field as contemplated by Section 2.3(b). In the event that the Parties determine that Verenium or a Third Party will be responsible for manufacture pursuant to Section 2.3, the Parties will enter into a manufacture and supply agreement contemplating the terms described in Section 2.3, including a license to Verenium or such Third Party under Novus Manufacturing IP to manufacture Animal Feed Enzymes for use in Products in the Field as contemplated by Section 2.3(c).

3.2 Effect of Novus Change of Control. Upon (a) the closing of a Novus Change of Control, or (b) the closing of any […***…] in which […***…], unless Novus notifies Verenium in writing that […***…], or the Parties discuss and agree in writing to include […***…] and other terms of this Agreement, (i) […***…]

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[…***…], and (ii) Novus hereby grants to Verenium, effective upon such closing, a […***…]. In the case of an event described in this Section 3.2, […***…] may have certain […***…] in accordance with the terms set forth herein; provided that […***…] shall be consistent with the terms set forth in this Agreement.

3.3 Limited Use of the Animal Feed Enzymes. Without Verenium’s express written consent, Novus agrees not to modify the Animal Feed Enzymes in any way, reverse engineer the Animal Feed Enzymes, offer the Animal Feed Enzymes or any derivative thereof for resale (except as expressly set forth herein), file any patent applications based on or otherwise disclosing the Animal Feed Enzymes or uses thereof, use the Animal Feed Enzymes outside the scope of the License, or use the Animal Feed Enzymes in any form of human or animal testing other than as contemplated by this Agreement. Except as expressly set forth herein, Novus shall not transfer the Animal Feed Enzymes to any Third Party (provided that a successor in interest to Novus pursuant to an assignment of this Agreement in accordance with Section 11.4(a) shall be subject to the terms applicable to Novus rather than being considered a Third Party), except that Novus may transfer the Animal Feed Enzymes to any Subsidiary of Novus; provided, however, that (a) Novus so notifies Verenium promptly thereafter; and (b) each such transferee of the Animal Feed Enzymes (i) agrees not to modify any Animal Feed Enzyme in any way, reverse engineer any Animal Feed Enzyme, offer any Animal Feed Enzyme or any derivative thereof for resale (except as expressly set forth herein), or use any Animal Feed Enzymes in any form of human or animal testing (except as expressly set forth herein), (ii) agrees, in the case of its use of any Animal Feed Enzyme in violation of clause (i) of this sentence or outside the scope of the License, to assign ownership of all inventions made or discovered using such Animal Feed Enzyme in a manner consistent with the provisions set forth in this Agreement, and (iii) is subject to obligations of confidentiality substantially similar to those set forth in Article 6 and to ownership of Inventions in accordance with Section 5.2.

3.4 Non-Assertion. During the term of development and regulatory activities under the Development Plans and solely for the purposes of carrying out the development and regulatory activities as set forth in the Development Plans, (a) Verenium shall not bring against Novus any claims of infringement or misappropriation of Verenium Technology with respect to Novus’ development and regulatory activities with respect to Animal Feed Enzymes in the Field in accordance with this Agreement, except for claims covered by Article 8, and (b) Novus shall not bring against Verenium any claims of infringement or misappropriation of Novus

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Technology with respect to Verenium’s development and regulatory activities with respect to Animal Feed Enzymes in the Field in accordance with this Agreement, except for claims covered by Article 8, in each case solely for the purposes of carrying out development and regulatory activities with respect to Animal Feed Enzymes in the Field in accordance with this Agreement. The provisions of this Section 3.4 are intended to permit both Parties to have freedom to carry out their respective development and regulatory activities with respect to Animal Feed Enzymes in the Field in accordance with this Agreement without fear of being made a party to any legal action concerning infringing any intellectual property of the other Party that is used to carry out such activities.

3.5 No Implied Licenses. No right or license under any Patent Rights or Know-How of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

ARTICLE 4

PAYMENTS; RECORDS; AUDITS

4.1 License Fees. In consideration of the rights and licenses granted to Novus under this Agreement, Novus agrees to pay to Verenium a license fee of US$5,000,000 on the following schedule:

(a) Initial License Fee. Upon the Effective Date, Novus shall pay to Verenium a non-refundable license fee of US$2,500,000 in consideration of the rights and licenses granted to Novus herein.

(b) […***…] License Fee Payment. In addition, upon the earlier of […***…], Novus shall pay Verenium a non-refundable license fee payment of US$2,500,000.

The Parties agree that in no event shall Novus’s amortization of any of the license fee payments under this Section 4.1 be included in Development Costs or in the calculation of Profits/Losses.

4.2 Development Costs.

(a) Sharing of Development Costs. The Parties shall share equally (50%/50%) the Development Costs for Animal Feed Enzymes for a given calendar quarter within the then-current Annual Development Budget or a variance of up to not more than 10% (or such greater variance as approved by the Management Team in writing). If a Party incurs Development Costs for a given calendar quarter that exceed the then-current Annual Development Budget by more than 10% (or such greater variance as approved by the Management Team in writing), such Party shall be responsible for such excess Development Costs.

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(b) Payments. Development Costs shall initially be borne by the Party incurring them, subject to reimbursement as provided herein. Each Party shall calculate and maintain records of Development Costs incurred by it in accordance with procedures to be established by the Management Team. Each Party shall report to the other Party on Development Costs incurred each calendar quarter, with such reports to be submitted within 20 days after the end of each calendar quarter. The Parties shall seek to resolve any questions related to such accounting statements promptly (and in any event within 10 days) following receipt. Within 15 days after receipt of the reports for each calendar quarter, Verenium shall provide Novus a written report based upon the reports provided by each Party, which sets forth the amount payable by Novus to Verenium or Verenium to Novus, as applicable, so that the Parties share the Development Costs in accordance with Section 4.2(a). The Party that owes any amount to the other Party based upon such report provided by Verenium shall pay such other Party the amount due within 20 days after the date of such report.

4.3 Profits/Losses.

(a) Sharing of Profits/Losses. Commencing upon first commercial sale of a Product in a given jurisdiction, each Party shall share equally (50%/50%) the Profit/Loss with respect to such Product, subject to the provisions of this Section 4.3.

(b) Reporting. The reporting and determination of Profit/Loss shall be governed by a Profit/Loss statement to be prepared by Novus and submitted to Verenium in substantially the form agreed to in writing by the Parties as of the Effective Date, as may be amended by written approval of the Management Team (the “Profit/Loss Statement”). The Profit/Loss Statement shall include for each calendar quarter the Net Sales of Products and the Shared Expenses; provided that the total actual amount of Shared Expenses for the year to date have not exceeded the amounts budgeted for Shared Expenses for such year within the then-current Annual Commercialization Budget by more than 10% (or such greater variance as approved by the Management Team in writing) for the year to date. If a Party incurs Shared Expenses that exceed the then-current Annual Commercialization Budget for Shared Expenses for such year by more than 10% (or such greater variance as may be approved by the Management Team in writing), such Party shall be responsible for such excess Shared Expenses.

(c) Payment. Novus shall determine and allocate Profit/Loss according to the Profit/Loss Statement and this Section 4.3 and deliver to Verenium (i) the Profit/Loss Statement for the calendar quarters ending June 30, September 30 and December 31 within 30 days following the end of each such calendar quarter and (ii) an estimate of the Profit/Loss Statement for the calendar quarter ending March 31 within thirty (30) days following the end of such calendar quarter and an actual Profit/Loss Statement within forty-five (45) days following the end of such calendar quarter. If, for a given quarter there is a positive Profit/Loss amount (i.e., if Net Sales exceed Shared Expenses in accordance with Section 4.3(b) for such calendar quarter), Novus shall make a reconciling payment to Verenium concurrently with delivery of the Profit/Loss Statement. In no event will Verenium be required to make any payment to Novus to the extent that, for a given quarter, there is a negative Profit/Loss amount (i.e., if Shared Expenses in accordance with Section 4.3(b) exceed Net Sales for such calendar quarter), but instead the amount of Verenium’s 50% share of such Profit/Loss for such quarter (the “Credit Amount”) shall be treated as a credit to Novus and applied to reduce any future payment(s) to

Verenium under this Section 4.3(c) by such Credit Amount plus simple interest on such Credit Amount, net of tax savings to Novus for such Credit Amount, from the time incurred at a rate per annum equal to the then-current prime rate established by CitiBank, as published in The Wall Street Journal.

4.4 Payment to Designated Account. All payments due under this Agreement shall be payable in United States dollars. Each Party shall make all payments to the other Party by bank wire transfer in immediately available funds to an account designated in writing by the Party to whom such payment is due.

4.5 Conversion. All amounts payable under this Section will first be calculated in the currency of sale and then converted into United States dollars. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be consistent with the Accounting Standards and Novus’s currency translation policy as used by Novus for its financial statements. Novus shall provide such policy as in effect from time to time to Verenium, and Verenium shall have the right to review currency rates used by Novus at any time.

4.6 Books and Records. Each Party agrees to keep (and cause its applicable Affiliates to keep) proper records and books of account in accordance with Accounting Standards, showing the Development Costs and Shared Expenses incurred by such Party and its Affiliates, and the sales of Novus and its Affiliates upon which the calculation of Profits/Losses are based, and all other information necessary for the accurate determination of payments to be made in accordance with this Agreement. Such records shall be maintained for at least five (5) years after the date of the applicable payment to which such records relates.

4.7 Audit.

(a) Audit Procedures and Timing. Upon the written request of Novus (with respect to Development Costs of Verenium) or Verenium (with respect to Development Costs of Novus, Shared Expenses, sales of Novus and its Affiliates upon which the calculation of Profits/Losses are based, and all other information necessary for the accurate determination of payments to Verenium) (as applicable, the “Requesting Party”), and not more than once in each calendar year, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Audited Party and reasonably acceptable to the Requesting Party to have access during normal business hours to such of the records of the Audited Party and its applicable Affiliates as may be reasonably necessary to verify the accuracy of the payments due and costs incurred under this Agreement, including the reports of Profits/Losses under this Agreement, for any period ending not more than five years prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the payments due and costs incurred, including any payment reports (as applicable), are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Requesting Party without the prior consent of the Audited Party unless disclosure is required by law, regulation or judicial order. The Audited Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

(b) Payments. The fees charged by such accounting firm shall be paid by the Requesting Party; provided, however, that if the audit uncovers an underpayment by the Audited Party that exceeds 5% of the total payment owed, then the fees of such accounting firm shall be paid by the Audited Party. Any underpayments or unpaid amounts discovered by such audit or otherwise will be paid promptly by the Audited Party within thirty (30) days of the date the Requesting Party delivers to the Audited Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 4.9. In the event of an overpayment by the Audited Party, the Audited Party shall be entitled to credit such overpayment against any subsequent payment due to the Requesting Party under this Agreement.

4.8 Taxes. A Party receiving payment under this Agreement shall pay any and all income or franchise taxes levied on account of royalties and other payments it receives hereunder. If laws or regulations require that taxes be withheld, the paying Party will deduct such taxes from the amount due to the Party to whom such payment is due, pay such taxes to the proper tax authority, and send evidence of the obligation together with proof of payment to the Party to whom such payment is due promptly after making such payment.

4.9 Late Payments. Payments not remitted or deposited by the due date shall bear interest to the extent permitted by applicable law at the then-current prime rate plus 2% established by CitiBank, as published in The Wall Street Journal, calculated on the number of days such payment is delinquent. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

5.1 Ownership of Existing Technology. Each Party acknowledges and agrees that, as between the Parties, Verenium is and shall remain the sole and exclusive owner of all right, title, and interest in and to the Verenium Technology existing as of the Effective Date or arising outside the course of work performed pursuant to this Agreement and all Verenium Manufacturing IP and Verenium Core Technology, and Novus is and shall remain the sole and exclusive owner of all right, title, and interest in and to the Novus Technology existing as of the Effective Date or arising outside the course of work performed pursuant to this Agreement and all Novus Manufacturing IP.

5.2 Inventions.

(a) Inventorship. Inventorship of inventions, discoveries, developments, and improvements, whether or not patentable, conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium, or jointly by employees and consultants of both Novus and Verenium, in the course of work performed pursuant to this Agreement during the Term (collectively, the “Inventions”) shall be determined in accordance with United States patent laws (and the Management Team shall select one representative with expertise in United States patent laws on behalf of each of Novus and Verenium to assist in such determination). Each Party shall promptly inform the other Party in writing of any Inventions. For clarity, any and all inventions, discoveries, developments, and improvements, whether or not patentable, to the extent they specifically relate to Verenium Core Technology shall be the sole property of Verenium.

(b) Ownership of Improvements to […***…]. Any Invention that either (i) is an enhancement, modification or improvement of any […***…], whether conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium, or jointly by employees and consultants of both Novus and Verenium, or (ii) relates to any […***…] and is conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium or jointly by employees and consultants of both Novus and Verenium, in either such case together with all intellectual property rights in and to such Invention […***…], shall be owned solely by Verenium; provided, however, that any Invention that is a […***…] and is conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium or jointly by employees and consultants of both Novus and Verenium, in either such case together with all intellectual property rights in and to such Invention […***…], shall be owned […***…].

(c) […***…] Manufacturing IP. Any Invention that either (i) is an enhancement, modification or improvement of any […***…] Manufacturing IP, whether conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium, or jointly by employees and consultants of both Novus and Verenium, or (ii) relates to the […***…] and is conceived of and/or reduced to practice solely by employees or consultants of Verenium, in either such case, together with all intellectual property rights in and to such Invention […***…], shall be owned […***…].

(d) Ownership of Improvements to […***…]. Any Invention […***…] that is an enhancement, modification or improvement of any […***…], whether conceived of and/or reduced to practice solely by employees or consultants of either Novus or Verenium, or jointly by employees and consultants of both Novus and Verenium, together with all intellectual property rights in and to such Invention […***…], shall be owned […***…].

(e) […***…] Manufacturing IP. Any Invention […***…] that relates to […***…] and is conceived of and/or reduced to practice solely by employees or consultants of Novus, together with all intellectual property rights in and to such Invention […***…], shall be owned […***…].

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(f) Other Inventions. All Inventions, together with all intellectual property rights in and to such Inventions, other than the […***…], shall be owned solely by Verenium if conceived of and/or reduced to practice solely by employees or consultants of Verenium, solely by Novus if conceived of and/or reduced to practice solely by employees or consultants of Novus, or jointly by Verenium and Novus if conceived of and/or reduced to practice jointly by employees or consultants of Verenium and employees or consultants of Novus. Such Inventions, together with all intellectual property rights in and to such Inventions, shall be included in […***…]. Each Party shall be free (without requiring the consent of, or accounting for any sums to the other Party) to exploit and to grant licenses or other rights under such jointly-owned Inventions and intellectual property rights in and to such jointly-owned Inventions, except to the extent that such jointly-owned Inventions and intellectual property rights in and to such jointly-owned Inventions are exclusively licensed to the other Party pursuant to this Agreement.

(g) Assignment. Each Party hereby assigns to the other Party such rights as it may acquire in Inventions and intellectual property rights in and to Inventions as may be necessary or appropriate to cause such Inventions and intellectual property rights in and to such Inventions to be owned by the appropriate Party as provided in Section 5.2(a) through (e), or if assignment is not permitted by law, waives such rights as to the other Party or grants to the other Party an exclusive, fully-paid, perpetual, irrevocable, worldwide license under such rights (with the right to sublicense) for any and all purposes. Each Party agrees to execute any assignment or other documents reasonably necessary to convey to the other Party any right, title or other interest to Inventions and intellectual property rights in and to Inventions as necessary to effect the ownership of such Inventions and intellectual property rights in and to Inventions as provided in Section 5.2(a) through (f), and, upon request, will assist the other Party in connection with the preparation and prosecution of any application for intellectual property rights relating to any Invention owned by such other Party pursuant hereto. […***…].

5.3 Filing, Prosecution, and Maintenance of Patents and Joint Brand.

(a) Responsibility.

(i) Verenium Rights. Verenium (or its licensor with respect to any Patent Rights licensed to Verenium by a Third Party or its licensee under Patent Rights licensed by Verenium to a Third Party) shall be responsible, at its sole expense, for preparing, filing, prosecuting and maintaining any Patent Rights within the Verenium Patent Rights or Verenium Manufacturing IP (other than any such Patent Rights jointly owned by the Parties, which shall be subject to Section 5.3(a)(iii)). In the event that Verenium determines not to file for any such Patent Rights within the Verenium Patent Rights or to abandon or cease prosecution or maintenance of any such Verenium Patent Rights, Verenium shall provide reasonable prior written notice to Novus of such intention not to file or to abandon or cease prosecution or

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maintenance (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Verenium Patent Rights in the relevant patent office or proceeding). In such case, subject to the rights of Verenium’s licensor with respect to any Patent Rights licensed to Verenium by a Third Party or its licensee sunder Patent Rights licensed by Verenium to a Third Party, Novus may elect, upon written notice by Novus to Verenium, to cause Verenium to file such Verenium Patent Rights or to continue prosecution and/or maintenance of such Verenium Patent Rights, at Novus’s sole cost and expense and in accordance with Novus’s instructions, and Verenium shall do so for as long as Novus continues to pay the costs and expenses of filing for, prosecuting and/or maintaining such Verenium Patent Rights. Novus shall reimburse Verenium for such costs and expenses incurred by Verenium within 30 days from the date of invoice for such costs and expenses by Verenium. In the event that Novus desires to cease bearing the costs and expenses with respect to any such Verenium Patent Rights, Novus shall provide prior written notice to Verenium of such intention. In such case, Verenium, at its sole discretion, may elect to continue preparing, filing, prosecuting and maintaining any such Verenium Patent Rights at its own expense.

(ii) Novus Rights. Novus (or its licensor with respect to any Patent Rights licensed to Novus by a Third Party) shall be responsible, at its sole expense, for preparing, filing, prosecuting and maintaining any Patent Rights within the Novus Patent Rights or Novus Manufacturing IP (other than any such Patent Rights jointly owned by the Parties, which shall be subject to Section 5.3(a)(iii)). In the event that Novus determines not to file for any such Patent Rights within the Novus Patent Rights or to abandon or cease prosecution or maintenance of any such Novus Patent Rights, Novus shall provide reasonable prior written notice to Verenium of such intention not to file or to abandon or cease prosecution or maintenance (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Novus Patent Rights in the relevant patent office or proceeding). In such case, subject to the rights of Novus’s licensor with respect to any Patent Rights licensed to Novus by a Third Party, Verenium may elect, upon written notice by Verenium to Novus, to cause Novus to file such Novus Patent Rights or to continue prosecution and/or maintenance of such Novus Patent Rights, at Verenium’s sole cost and expense and in accordance with Verenium’s instructions, and Novus shall do so for as long as Verenium continues to pay the costs and expenses of filing for, prosecuting and/or maintaining such Novus Patent Rights. Verenium shall reimburse Novus for such costs and expenses incurred by Novus within 30 days from the date of invoice for such costs and expenses by Novus. In the event that Verenium desires to cease bearing the costs and expenses with respect to any such Novus Patent Rights, Verenium shall provide prior written notice to Novus of such intention. In such case, Novus, at its sole discretion, may elect to continue preparing, filing, prosecuting and maintaining any such Novus Patent Rights at its own expense.

(iii) Jointly Owned Patent Rights and the Joint Brand. Unless otherwise agreed in writing by the Parties, Verenium shall have the first right, with costs and expenses to be shared equally between Verenium and Novus, to be responsible for preparing, filing, prosecuting and maintaining any Patent Rights jointly by the Parties (including, without limitation, Patent Rights with respect to […***…] and the Joint Brand, using a patent counsel selected by Verenium and reasonably acceptable to Novus. Novus shall reimburse Verenium for Novus’ portion of such costs and expenses incurred by Verenium within thirty (30) days from the date of invoice for such costs and expenses by Verenium. In the event that either Party desires to cease sharing the costs and expenses with respect to any Patent Rights owned jointly by the Parties or the Joint Brand, such Party shall provide prior written notice to the other Party of such intention. In such case, the other Party, at its sole discretion, may elect to continue preparing, filing, prosecuting and maintaining any such Patent Rights or the Joint Brand at its own expense, and the Party desiring to cease sharing such costs and expenses shall execute such documents and perform such acts, at the Party’s expense, as may be reasonably necessary to effect an assignment of the Party’s entire right, title, and interest in and to such Patent Rights or the Joint Brand to other Party.

(b) Reporting; Standby Right for Jointly Owned Patent Rights and Joint Brand. Each Party with responsibility for preparing, filing, prosecuting and maintaining any Patent Rights as described in this Section 5.3 shall (i) consult with and keep the other Party informed of progress with regard to all material communications and events relating to the preparing, filing, prosecuting and maintaining of such Patent Rights, (ii) provide the other Party a reasonable opportunity (to the extent practicable) to comment on any document that is planned to be filed with the relevant patent office, and (iii) reasonably consider the other Party’s input. In the event that Verenium elects not to exercise its first right to prepare, file, prosecute, or maintain any jointly owned Patent Rights or the Joint Brand, Verenium shall provide reasonable prior written notice to Novus (which notice shall, to the extent possible, be given no later than sixty (60) calendar days prior to the next deadline for any action that must be taken with respect to such Patent Rights in the relevant patent office). Following the receipt of such notice, Novus shall have the right, but not the obligation, at its sole expense to prepare, file, prosecute, obtain and maintain such jointly owned Patent Rights or the Joint Brand, as applicable, and Verenium shall execute such documents and perform such acts, at Verenium’s expense, as may be reasonably necessary to effect an assignment of Verenium’s entire right, title, and interest in and to its joint ownership interest in such Patent Rights or the Joint Brand, as applicable, to Novus.

5.4 Infringement by Third Parties.

(a) Notice. In the event that either Verenium or Novus becomes aware of any infringement or threatened infringement by a Third Party of any Patent Rights that are subject to the prosecution, maintenance or enforcement of the other Party under this Agreement or of the Joint Brand, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Responsibility.

(i) Verenium Patent Rights. Verenium (or its Third Party licensor with respect to any Verenium Patent Rights licensed to Verenium by such Third Party or its Third Party licensee under Verenium Patent Rights licensed by Verenium to such Third Party) shall have the sole right (but not the obligation), as between Verenium and Novus, except as provided in this Section 5.4(b)(i), to bring and control any action or proceeding with respect to

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infringement of any Verenium Patent Right (other than any such Patent Rights jointly owned by the Parties, which shall be subject to Section 5.4(b)(iii)) worldwide, at its own expense and by counsel of its own choice. During any time that Novus holds an exclusive license under the applicable Verenium Patent Right in the Field, Novus shall have the right, at its own expense, to be represented in any such action with respect to infringement of any Verenium Patent Right in the Field by counsel of its own choice, and Verenium and its counsel will reasonably cooperate with Novus and its counsel in strategizing, preparing and presenting any such action or proceeding. In the event that Verenium determines not to bring any action or proceeding with respect to infringement of any such Verenium Patent Rights in a given country, then to the extent that any such infringement could reasonably be expected to have a material adverse effect on any Product being developed or commercialized in the Field in such country (a “Material Activity”) and neither Verenium’s Third Party licensor with respect to any Verenium Patent Rights licensed to Verenium by such Third Party or its Third Party licensee under Verenium Patent Rights licensed by Verenium to such Third Party has any right to bring such action or proceeding, then Verenium and Novus shall discuss in good faith permitting Novus to bring such action or proceeding with respect to the Material Activity, at its own expense. If Novus is permitted to bring such action, Verenium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Novus Patent Rights. Novus (or its Third Party licensor with respect to any Novus Patent Rights licensed to Novus by such Third Party) shall have the sole right (but not the obligation), as between Verenium and Novus, except as provided in this Section 5.4(b)(ii), to bring and control any action or proceeding with respect to infringement of any Novus Patent Right (other than any such Patent Rights jointly owned by the Parties, which shall be subject to Section 5.4(b)(iii)) worldwide, at its own expense and by counsel of its own choice. Verenium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Novus and its counsel will reasonably cooperate with Verenium and its counsel in strategizing, preparing and presenting any such action or proceeding. In the event that Novus determines not to bring any action or proceeding with respect to infringement of any such Novus Patent Rights in a given country, then to the extent that any such infringement is a Material Activity and Novus’s Third Party licensor with respect to any Novus Patent Rights licensed to Novus by such Third Party does not have any right to bring such action or proceeding, then Verenium and Novus shall discuss in good faith permitting Verenium to bring such action or proceeding with respect to the Material Activity, at its own expense. If Verenium is permitted to bring such action, Novus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii) Jointly Owned Patent Rights; Joint Brand. Novus shall have the first right (but not the obligation), as between Verenium and Novus, to bring and control any action or proceeding with respect to infringement of any jointly owned Patent Rights (including, without limitation, Patent Rights with respect to […***…] or the Joint Brand worldwide, at its own expense and by counsel of its own choice, and Verenium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event that Novus fails to bring an action or proceeding with respect to jointly owned Patent Rights or the Joint Brand within a period of one hundred eighty (180) days after a request by Verenium to do so (but in any event no fewer than ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions), Verenium shall have

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the right to bring and control any such action by counsel of its own choice, and Novus shall have the right to be represented in any such action by counsel of its own choice at its own expense. If Verenium brings any such action or proceeding, Novus agrees to be joined as a party plaintiff and to give Verenium reasonable assistance and authority to file and prosecute the suit.

(iv) Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.4 may be entered into by the Party that has the right to bring and control such suit, without the consent of the other Party; provided that such settlement, consent judgment or other disposition with respect to any Patent Rights does not admit the invalidity or unenforceability of any such Patent Rights; and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to the product or activity that was the subject of the suit.

(c) Cooperation. In the event a Party brings an infringement action in accordance with this Section 5.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named or joining as a party to such action.

(d) Allocation of Awards. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining recovery or damages shall be retained by the Party that brought or controlled the action or proceeding and, to the extent such recovery or damages relates to the Animal Feed Enzymes and/or Products in the Field (including, without limitation, lost sales or lost profits with respect to Products in the Field) shall be deemed Net Sales and included in Profits/Losses.

5.5 Infringement of Third Party Rights. Verenium and Novus shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, use, sale or importation of any Animal Feed Enzyme or Product in the Field or the exercise of the rights granted to the other Party hereunder infringes or may infringe the intellectual property rights of such Third Party. Novus shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party intellectual property rights by Novus’ activities at its own expense and by counsel of its own choice, and Verenium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Verenium shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party intellectual property rights by Verenium’s activities at its own expense and by counsel of its own choice, and Novus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 5.5 in a manner that diminishes the rights of the other Party under this Agreement without the prior written consent of such other Party. Verenium and Novus shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, use, sale or importation of any Animal Feed Enzyme or Product outside the Field infringes or may infringe the intellectual property rights of such Third Party.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality Obligations. The Receiving Party agrees that, subject to disclosures permitted or contemplated by this Agreement, it shall:

(a) Maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are obligated to maintain the confidential nature of such Confidential Information subject to confidentiality obligations no less restrictive in scope than the confidentiality obligations of the Parties hereunder and who need to know such Confidential Information for the purposes set forth in this Agreement;

(b) Use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

(c) Allow its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees who are subject to a confidentiality obligation no less restrictive in scope than the confidentiality obligations of the Parties hereunder to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

Each Party shall be responsible for any breaches of this Section 6.1 by any of its or its Affiliates’ contractors, consultants, agents, advisors, directors, officers and employees.

6.2 Exceptions. The obligations of the Receiving Party under Section 6.1 above shall not apply to any specific Confidential Information to the extent that the Receiving Party can demonstrate by competent proof that such Confidential Information:

(a) Was generally known to the public or otherwise part of the public domain prior to the time of its disclosure under this Agreement;

(b) Entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party’s or its Affiliates’, contractors, consultants, agents, advisors, directors, officers or employees;

(c) Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(d) Is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

(e) Is developed by the Receiving Party without use of any Confidential Information of the Disclosing Party.

6.3 Permitted Disclosure. Each Party shall be permitted to disclose Confidential Information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission or the United States Environmental Protection Agency) or the rules of any stock exchange upon which a Party’s securities are listed, or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. In addition, each Party may disclose the terms of this Agreement to lenders, investment bankers, financial institutions or other Third Parties solely for purposes of due diligence investigations or financing the business operations of such Party either (a) upon the written consent of the other Party or (b) if the disclosing Party obtains a signed confidentiality agreement with such Third Party with respect to such information, upon terms consistent with those set forth in this Article 6.

6.4 Public Announcements. If acceptable to both Parties, the Parties shall issue a joint press release or separate press releases upon the execution of this Agreement and other events under this Agreement as determined by the Parties; provided, however, that mutual agreement of the Parties shall not be needed as to disclosures required under Section 6.3. Except for the information disclosed in any such press release, neither Party shall use the name of the other Party or reveal the existence of or terms of this Agreement in any publicity or advertising without the prior written approval of the other Party, except that (a) either Party may use the text of a written statement approved in advance by both Parties without further approval, (b) either Party may use the other Party’s name and then-current logo on its website as well as in investor presentations and other documents made available to investors only to accompany pictures or text that describe the general subject matters of this Agreement, and (c) either Party shall have the right to identify the other Party and to disclose the terms of this Agreement as provided in Section 6.3.

6.5 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 6. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 6.

ARTICLE 7

REPRESENTATIONS; WARRANTIES; DISCLAIMERS

7.1 Organization; Good Standing. Each Party hereby represents to the other Party on the Effective Date that it:

(a) is a corporation duly organized, validly existing,

(b) is in good standing under the laws of the jurisdiction of its incorporation,

(c) is qualified to do business and in good standing in each jurisdiction in which the performance of its obligations hereunder requires such qualification, and

(d) has all requisite power and authority, corporate or otherwise, and the legal right to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform under this Agreement.

7.2 Binding Obligation; Due Authorization; No Conflict. Each Party hereby represents to the other Party on the Effective Date that this Agreement is a legal and valid obligation binding upon its execution and enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions and do not and will not (a) require any consent or approval of its stockholders or any Third Party or (b) conflict with, or constitute a material breach or violation of, any agreement, instrument, understanding, oral or written, to which it is a party or by which it may be bound, and any judgment of any court or governmental body applicable to such a Party, or (c) violate any law, decree, order, rule or regulation of any court, governmental body or administrative or other agency having authority over it.

7.3 Additional Novus Representations and Warranties. Novus hereby represents to Verenium on the Effective Date that:

(a) Title to Intellectual Property Rights. Novus has sufficient legal and beneficial title under its intellectual property rights necessary for the purposes contemplated under this Agreement and to grant the licenses and rights contained in this Agreement without violating the terms of any agreement or other arrangements with any Third Party.

7.4 Additional Verenium Representations and Warranties. Verenium hereby represents to Novus on the Effective Date that:

(a) Title to Intellectual Property Rights. Verenium has sufficient legal and beneficial title under its intellectual property rights, including the Verenium Patent Rights, necessary for the purposes contemplated under this Agreement and to grant the licenses and rights contained in this Agreement without violating the terms of any agreement or other arrangements with any Third Party. Other than the Verenium Patent Rights and the Verenium Manufacturing IP, there are no Patent Rights owned or licensed by Verenium that are necessary for the manufacture, use, offer for sale, sale, import or export of Product in the Field.

(b) No Legal Actions. Verenium does not have any knowledge of, and Verenium has not received written notice of, any pending or threatened legal actions, judgments or settlements against or owed by Verenium with respect to the Verenium Technology or any Enzymes.

(c) No Proceedings. Verenium does not have any knowledge of, and Verenium has not received written notice of, the institution or threatened institution of any interference, reexamination, reissue, revocation or nullification involving any Verenium Patent Rights or other proceeding that challenges the inventorship, ownership, validity or enforceability as applicable of any Verenium Patent Rights.

(d) Non-Infringement of Third Party Rights. Verenium does not have any knowledge of, and Verenium has not received written notice of, any actual or threatened claim or assertion that the use or practice of the Verenium Technology infringes or misappropriates the intellectual property rights of a Third Party.

(e) Non-Infringement by Third Parties. Verenium does not have any knowledge of, and Verenium has not received written notice of, any use of any Candidate Enzyme in the Field that would constitute infringement or misappropriation of the Verenium Technology by Third Parties, except as disclosed in writing to Novus.

7.5 Disclaimers. Each Party hereby acknowledges that the data and any materials provided or licensed hereunder are of an experimental nature, provided without warranties, and neither Party shall accept any liability in connection with their use, storage and disposal by the other Party. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS OR PROPRIETARY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT NO REPRESENTATION OR WARRANTY IS MADE REGARDING THE UTILITY OF ANY INFORMATION, MATERIALS OR TECHNOLOGY LICENSED HEREUNDER. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE VALIDITY OR SCOPE OF PATENTS AND PATENT CLAIMS, ISSUED AND PENDING, PROTECTING ITS TECHNOLOGY.

ARTICLE 8

INDEMNIFICATION

8.1 By Novus. Novus shall indemnify, defend, and hold harmless Verenium and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns, against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any such indemnified party as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) arising from or relating to […***…] any material breach of any representations, warranties or covenants by Novus under this Agreement; except to the extent such Losses are directly attributable to the negligence or willful misconduct of Verenium or fall within the scope of the indemnification obligations of Verenium set forth in Section 8.2.

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8.2 By Verenium. Verenium shall indemnify, defend, and hold harmless Novus and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns, against any and all Losses incurred by any such indemnified party as a result of any Third Party Claims arising from or relating to […***…] any material breach of any representations, warranties or covenants by Verenium under this Agreement; except to the extent such Losses are directly attributable to the negligence or willful misconduct of Novus or fall within the scope of the indemnification obligations of Novus set forth in Section 8.1.

8.3 Procedures. Any party that intends to claim indemnification under Section 8.1 or 8.2, as the case may be (an “Indemnitee”), shall promptly notify either Verenium or Novus, as applicable (the “Indemnitor”), of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel at its own expense. Section 8.1 or 8.2, as the case may be, shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor. Without prejudice to the provision contained in the previous sentence, the failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not relieve the Indemnitor of any liability to the Indemnitee under Section 8.1 or 8.2, as the case may be, except to the extent the Indemnitor has been prejudiced by such failure to give notice. Each Party and its applicable Affiliates and their employees and agents shall cooperate fully with the other Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 8.

8.4 Insurance. Each Party agrees to maintain a liability insurance program which is consistent with sound business practice and reasonable in light of its obligations under this Agreement.

ARTICLE 9

TERM; TERMINATION

9.1 Term. The term of is Agreement shall commence as of the Effective Date and shall continue for so long as the Parties are developing or commercializing any Animal Feed Enzymes or Products in the Field, unless terminated earlier as provided herein (the “Term”).

9.2 Mutual Consent. This Agreement may be terminated or extended at any time by mutual written agreement of the Parties.

9.3 Material Breach.

(a) Notice of Breach. In the event of any breach or default of any material representation, warranty or obligation under this Agreement by a Party, the non-breaching Party shall give the breaching Party written notice thereof, which notice must state the nature of the breach or default in reasonable detail and request that the breaching Party cure such breach or default.

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(b) Termination for Breach. Except for disputes as to payment (which disputes are dealt with under Section 9.3(c)), the non-breaching Party may, in addition to any other remedies which may be available to such non-breaching Party at law or equity, terminate this Agreement in the event of a material breach or default that has not been cured within 60 days after receipt of notice of such breach or default; provided that, if such breach or default is capable of being cured but cannot be cured within such 60-day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable under the circumstances to cure such breach or default, but in no event more than an additional 60 days.

(c) Breach of Payment Obligations. In the event that a Party fails to make timely payment of any amounts that are not the subject of a good faith dispute regarding payment and that are due under this Agreement within 30 days after demand therefor, the other Party may terminate this Agreement upon 30 days prior written notice, unless such Party cures such breach by paying all past-due amounts that are not the subject of a good-faith dispute between the Parties within such 30-day notice period.

9.4 Termination for Patent Challenges. Novus shall have the right to terminate this Agreement immediately upon written notice to Verenium if Verenium or any of its Affiliates directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent Rights within the Novus Technology or the Novus Manufacturing IP. Verenium shall have the right to terminate this Agreement immediately upon written notice to Novus if Novus or any of its Affiliates directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent Rights within the Verenium Technology, the Verenium Manufacturing IP or the Verenium Core Technology.

9.5 Limited Termination Right.

(a) By Novus. Following the […***…] of the Effective Date, Novus shall have the right to terminate this Agreement in its entirety with […***…] prior written notice to Verenium, such termination to be effective upon the […***…] of such written notice of termination; provided that Verenium may, in its sole discretion, […***…]. Novus shall fulfill all of its obligations under this Agreement during such […***…], including without limitation, its funding obligations under Section 4.2 pursuant to the Annual Development Budgets or extensions thereof (for periods extending beyond the term of Annual Development Budgets), and there shall be no refund of any license payments or expenses paid by Novus.

(b) By Management Team […***…]. Following the […***…] of the Effective Date, the Management Team may agree in writing to terminate this Agreement as to a […***…],

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in which case this Agreement shall be terminated as to […***…] effective upon the date […***…]. Each Party shall fulfill all of its obligations under this Agreement with respect to […***…] until any such termination date, including without limitation, funding obligations under Section 4.2 pursuant to the Annual Development Budgets or extensions thereof (for periods extending beyond the term of Annual Development Budgets), and there shall be no refund of any license payments or expenses paid by Novus.

9.6 Bankruptcy.

(a) Termination. A Party may terminate this Agreement if, during the Term, the other Party shall file in court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 90 days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

(b) Rights in Bankruptcy.

(i) All rights and licenses granted under or pursuant to this Agreement, including without limitation, all rights and licenses to use, improvements or enhancements developed during the term of this Agreement are intended to be, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party that is a licensee of such rights under this Agreement shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be, within 10 days of the commencement of such proceeding, delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding (or a trustee on behalf of the subject Party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

(ii) In the event that this Agreement is deemed to be an “executory contract” for purposes of Section 365 of the Bankruptcy Code, Section 365(n) thereof shall be implicated by any rejection or proposed rejection of this Agreement by either Party (the “Licensor”) in any bankruptcy proceeding, and the other Party (the

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“Licensee”) shall have the right to retain and fully exercise all of its rights hereunder regardless of any such proceeding. All of the rights granted to Licensee under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which Licensor is a debtor. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the foregoing, Licensor acknowledges that the rights and licenses granted to Licensee pursuant to this Agreement shall not be affected by the rejection of this Agreement in bankruptcy, and shall continue subject to the term and conditions of this Agreement. In the event that this Agreement is rejected or deemed rejected in a bankruptcy proceeding (a “Rejection”), the Licensor shall provide written notice thereof to Licensee in accordance with Section 11.5. In the event that Licensee makes no election under Section 365(n) of the Bankruptcy Code within sixty (60) days following written notice of such Rejection to either treat the contract as terminated, or to retain its rights, unless otherwise ordered by the court in any bankruptcy proceeding, (i) Licensee shall be deemed to have made a formal election to retain its rights under Section 365(n)(1)(B), to demand that the trustee in such bankruptcy provide Licensee any intellectual property held by such trustee that is subject to the contract (including any embodiment of such intellectual property), and to not interfere with the rights of Licensee as provided in such contract, under Section 365(n)(3)(A) of the Bankruptcy Code; and (ii) to the extent any rights of Licensee under this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n) of the Bankruptcy Code, all of such rights shall remain vested in and fully retained by Licensee after any such Rejection. Licensee shall under no circumstances be required to terminate this Agreement after Rejection in order to enjoy or acquire any of its rights under this Agreement.

9.7 Disposition of Confidential Information. In the event of termination (in whole or part) or expiration of this Agreement, the Parties shall return or destroy all Confidential Information of the other Party (or such Confidential Information of the other Party relating to the […***…] in the case of termination of this Agreement as to a […***…] under Section 9.5(b)) within 30 days after such termination or expiration, provided, however, that each Party may retain one copy of such Confidential Information for record keeping purposes subject to a continuing obligation of confidentiality under Article 7.

9.8 Effect of Termination or Expiration.

(a) General. Upon termination of this Agreement in its entirety or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except as provided in this Section 9.8. Upon termination of this Agreement as to a […***…], all rights and obligations of the Parties under this Agreement shall terminate as to the […***…] except as provided in this Section 9.8, all Enzymes in the […***…] shall not be considered Candidate Enzymes or Animal Feed Enzymes and Novus shall have no further rights hereunder with respect to such Enzymes, and this Agreement shall remain in effect in accordance with its terms with respect to all categories of Enzymes other than the […***…]. Termination (in whole or part) or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination or expiration. The provisions of Articles 1, 6, 8, 10 and 11 (excluding Section 11.1) and Sections 4.7, 5.1, 5.2, 7.5, 9.7 and 9.8 shall survive the expiration or termination (in whole or

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part) of this Agreement. Termination of this Agreement (in whole or part) shall not limit any other rights and remedies of the Parties.

(b) Rights Upon Termination of Agreement by Novus under Section 9.5(a). If Novus terminates this Agreement pursuant to Section 9.5(a), then, effective upon such termination:

(i)	Novus shall, and hereby does, grant to Verenium (A) […***…] license, […***…] under […***…], and (B) a […***…] license, […***…] under […***…];

(ii)	Novus shall, and hereby does, assign to Verenium […***…] together with […***…] or if assignment is not permitted by law, […***…];

(iii)	following notice of such termination, Novus shall make good faith efforts to assist Verenium with Verenium’s reasonable requests in connection with […***…], including, without limitation, […***…]; and

(iv)	if and for so long as Verenium […***…] with respect to […***…] in connection with […***…], Novus shall not, […***…].

(c) Rights Upon Termination of Agreement as to […***…]. If this Agreement is terminated as to […***…] pursuant to Section 9.5(b), then, effective upon such termination:

(i)	Novus shall, and hereby does, grant to Verenium (A) […***…] license, […***…] under […***…] and (B) a […***…] license, […***…] under […***…]

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[…***…];

(ii)	Novus shall, and hereby does, assign to Verenium […***…] together with all […***…] or if assignment is not permitted by law, […***…];

(iii)	following notice of such termination, Novus shall make good faith efforts to assist Verenium with Verenium’s reasonable requests in connection with […***…], including, without limitation, […***…]; and

(iv)	if and for so long as Verenium […***…] with respect to […***…] in connection with […***…] Novus shall not, […***…].

(d) Rights Upon Termination of Agreement by Verenium. In addition, if Verenium terminates this Agreement pursuant to Section 9.3, 9.4, 9.6(a) or 11.2, then, effective upon such termination:

(i)	Novus shall, and hereby does, grant to Verenium (A) […***…] license, […***…] under […***…] and (B) a […***…] license, […***…] under […***…]; and

(ii)	if and for so long as Verenium […***…] with respect to […***…] in connection with […***…] Novus shall not, […***…].

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. The Parties recognize that disputes as to certain matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from

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time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 10.2 if and when such a dispute arises between the Parties.

10.2 Procedures. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have the authority to settle the controversy. Either Party may give the other Party written notice of a dispute not resolved in the normal course of business. If the matter has not been resolved by such executives within 60 days of a disputing Party’s notice, the Parties agree to submit the matter to mediation unless mediation is waived upon written consent of the Parties. If the matter is submitted to mediation but is not resolved through negotiation or mediation, or if the Parties waive mediation, either Party may initiate binding arbitration as provided in Section 10.3.

10.3 Arbitration. Arbitration of disputes or claims (each, a “Claim”) between the parties under this Section 10.3 shall be administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures. The arbitration shall be held in San Francisco, California. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute. The arbitrator will be selected by written agreement of the Parties. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive or multiple damages, or (c) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (a) and (b) of this sentence will not apply if such damages are statutorily imposed. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The decision of the arbitrator shall be final and binding upon the Parties. The award of the arbitrator shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. This Section 10.3 shall not apply to any dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, antimonopoly or competition law or regulation, whether or not statutory. Notwithstanding the foregoing, claims for injunctive relief shall not be subject to the requirements of arbitration.

10.4 Costs and Awards. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, and travel expenses), and/or the fees and costs of the arbitrator.

10.5 Waiver and Acknowledgement. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

ARTICLE 11

MISCELLANEOUS

11.1 Standstill Agreement. During the Term (the “Standstill Period”), neither Novus nor any of Novus’s Representatives (as defined below) will, in any manner, directly or indirectly:

(a) make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any securities of Verenium or any securities of any subsidiary or other Affiliate of Verenium, if, after such acquisition, Novus would beneficially own more than 5% of the outstanding common stock of Verenium, (ii) any acquisition of any assets of Verenium or any assets of any subsidiary or other Affiliate of Verenium, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Verenium or any subsidiary or other Affiliate of Verenium, or involving any securities or assets of Verenium or any securities or assets of any subsidiary or other affiliate of Verenium, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Verenium provided that nothing in this Section 11.1 shall preclude any activities of Novus or its Representatives with respect to the grant by Verenium or any Affiliate of Verenium of any license, or the supply by Verenium or any subsidiary or other Affiliate of Verenium of any products, in each case to Novus or any of its Affiliates as contemplated by this Agreement;

(b) form, join or participate in a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the beneficial ownership of any securities of Verenium;

(c) act, alone or in concert with others, to seek to control the management, board of directors or policies of Verenium;

(d) take any action that might require Verenium to make a public announcement regarding any of the types of matters set forth in Section 11.1(a);

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Section 11.1(a), (b), (c) or (d);

(f) assist, induce or encourage any Third Party to take any action of the type referred to in Section 11.1(a), (b), (c), (d) or (e);

(g) enter into any discussions, negotiations, arrangement or agreement with any Third Party relating to any of the foregoing; or

(h) request or propose that Verenium or any of Verenium’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 11.1.

For purposes of this Agreement, a Verenium’s “Representatives” will be deemed to include each person or entity that is or becomes (i) an Affiliate of Verenium, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of Verenium or of any of Verenium’s Affiliates, providing such person is acting on behalf of such Verenium. For purposes of this Agreement, Novus’s “Representatives” will be deemed to include each person or entity that is or becomes (i) a Subsidiary of Novus, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of Novus or of any of Novus’s Affiliates, providing such person is acting on behalf of Novus.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

11.2 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The affected Party shall notify the other Party of such force majeure event as soon as reasonably practical, and shall promptly undertake all commercially reasonable efforts to resolve such force majeure event. Should the event of force majeure suffered by a Party extend beyond a 120-day period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Sections 9.7 and 9.8.

11.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as otherwise provided in this Agreement with respect to Indemnitees under Article 8.

11.4 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party (a) to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise, provided that intellectual property rights that are owned or held by the acquiring entity (if other than one of the Parties to this Agreement) shall not be included in the technology subject to this Agreement, or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate. Upon assignment, the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said purchaser or successor in interest. Any assignment of this Agreement in contravention of this Section 11.4 shall be null and void.

11.5 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, overnight courier or confirmed facsimile or electronic mail (email) transmission to the following addresses or facsimile numbers:

If to Novus:	If to Verenium:

Novus International, Inc.	Verenium Corporation
20 Research Park Drive St. Charles, Missouri 63304	4955 Directors Place San Diego, California 92121
Attention: General Counsel	Attention: Chief Executive Officer
Tel: (314) 576-8419
Fax: (314) 576-4250	Fax: (858) 431-7272
E-mail: Alice.Sterkel@novusint.com	E-mail: james.levine@verenium.com

with a copy to:	with a copy to:

Polsinelli Shughart PC 161 N. Clark Ave., Suite 4200 Chicago, IL 60601

Attention: Teddy C. Scott	Verenium Corporation
Tel: (312) 819-1900	4955 Directors Place
Fax: (312) 873-2913	San Diego, California 92121
E-mail: tscott@polsinelli.com	Attention: General Counsel
Tel: (858) 431-8500
Fax: (858) 876-9496
E-mail: alex.fitzpatrick@verenium.com

Either Party may change its designated address, facsimile number, or e-mail address by notice to the other Party in the manner provided in this Section 11.5.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law (without limiting the Parties’ rights and obligations under Article 10). The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

11.7 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

11.8 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

11.9 Relationship of Parties. It is expressly agreed that Verenium and Novus shall be independent contractors and that nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

11.10 Entire Agreement. This Agreement and the attachments and exhibits hereto and any letter delivering information referenced herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, and understandings of the Parties with respect to the subject matter hereof, including the NDA. No Party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

11.11 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

11.12 Counterparts. This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto. Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

11.13 Exports. The Parties acknowledge that the export of technical data, materials, or Animal Feed Enzymes or Products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Verenium and Novus agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, Animal Feed Enzymes, Products or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations.

11.14 Language. The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, have been and shall be in the English language only.

11.15 Limitation of Liability for Indirect Damages. EXCEPT FOR AMOUNTS PAYABLE UNDER ARTICLE 4 OR FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY,

CONSEQUENTIAL, PUNITIVE OR MULTIPLE DAMAGES, OR FOR LOST PROFITS, LOST DATA OR LOSS OF USE DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 8.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this COLLABORATION AGREEMENT as of the Effective Date set forth above.

VERENIUM CORPORATION:		NOVUS INTERNATIONAL, INC.

By:	/s/ James E. Levine	By:	/s/ Giovanni Gasperoni

Name:	James E. Levine	Name:	Giovanni Gasperoni

Title:	President and Chief Executive Officer	Title:	Chief Administrative and Strategy Officer

SIGNATURE PAGE TO COLLABORATION AGREEMENT